Drinker, Biddle & Reath LLP

August 15, 2011

Columbia Acorn International

c/o 227 W. Monroe Street, Suite 3000

Chicago, IL 60606

RiverSource Partners International Small Cap Fund

50606 Ameriprise Financial Center

H27/5228

Minneapolis, MN 55474

RiverSource Partners International Select Growth Fund

50606 Ameriprise Financial Center

H27/5228

Minneapolis, MN 55474

Re:	Plan of Reorganization with respect to the RiverSource Partners

International Select Growth Fund, RiverSource Partners International

Small Cap Fund, and Columbia Acorn International dated December 20, 2010

Ladies and Gentlemen:

We have acted as counsel to Columbia Acorn International (the “Acquiring Fund”), a series of Columbia Acorn Trust, a Massachusetts business trust (the “Trust”), in connection with the transfer of all of the assets of the RiverSource Partners International Select Growth Fund and the RiverSource Partners International Small Cap Fund (together, the “Acquired Funds”), each a series of RiverSource International Managers Series, Inc., a Minnesota corporation (“RiverSource”) to the Acquiring Fund, in exchange solely for shares of the Acquiring Fund and its assumption of the Acquired Funds’ liabilities, followed by the distribution by each Acquired Fund to its shareholders of the Acquiring Fund shares (collectively, the “Reorganization”), pursuant to the Plan of Reorganization by and between the Acquired Funds and the Acquiring Fund, dated December 20, 2010 (the “Plan”). You have asked for our opinion on certain federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Reorganization will be completed in the manner set forth in the Plan and in the combined proxy statement/prospectus (the “Proxy/Prospectus”) filed as part of the Registration Statement on Form N-14 of the Trust (File No. 333-170360) (the “Registration Statement”) to which this opinion is filed as an exhibit.

(ii) The representations contained in the letter of representation from Columbia Management Investment Advisers, LLC (“Columbia Management”) to us, dated as of this date, are true and complete.

(iii) The Acquired Funds and the Acquiring Fund will each qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

On the basis of the foregoing, it is our opinion that:

(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Acquired Funds and the Acquiring Fund will each be a “party to a reorganization” within the meaning of section 3 68(b) of the Code;

(2)	no Acquired Fund will recognize gain or loss (a) upon the transfer of its assets to the Acquiring Fund in exchange for Acquiring Fund shares and the assumption of the liabilities of the Acquired Funds or (b) upon the distribution of those shares to the shareholders of the Acquired Funds;

(3)	the Acquiring Fund will recognize no gain or loss upon the receipt of the assets of the Acquired Funds in exchange for shares of the Acquiring Fund and the assumption of the liabilities of the Acquired Funds;

(4)	the tax basis in the hands of the Acquiring Fund of each asset of each Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the basis of that asset in the hands of the Acquired Fund that held that asset immediately before the transfer;

(5)	the holding period in the hands of the Acquiring Fund of each asset of each Acquired Fund transferred to the Acquiring Fund in the Reorganization will include the period during which that asset was held by the relevant Acquired Fund;

(6)	the shareholders of the Acquired Funds will recognize no gain or loss upon their receipt of shares of the Acquiring Fund in exchange for shares of an Acquired Fund;

(7)	the aggregate tax basis of the Acquiring Fund shares received by each shareholder of an Acquired Fund will equal the aggregate tax basis of the Acquired Fund shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the Acquiring Fund shares received by each shareholder of an Acquired Fund will include the holding periods of the Acquired Fund shares surrendered by that shareholder in the Reorganization, provided that such Acquired Fund shares are held by that shareholder as capital assets on the date of the Reorganization;

(9)	the Acquired Funds’ final taxable years will end on the date of the

Reorganization, and

(10)	the Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Funds described in section 381 (c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

The above opinions represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. We express no opinion relating to any federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions ofthe Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the reliance of the Board of Directors of RiverSource on the foregoing opinions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Information About the Reorganizations - Tax Status of the Reorganizations” in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP